EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

Integrated Environmental Technologies, Ltd. (the “Corporation”), a corporation incorporated under the laws of the state of Nevada on January 11, 2008, hereby amends and restates its Articles of Incorporation, to embody in one document its original articles and the subsequent amendments thereto, pursuant to Sections 78.390 and 78.403 of the Nevada Revised Statutes.

These Amended and Restated Articles of Incorporation were approved and adopted by the board of directors of the Corporation at a meeting held on April 3, 2015. Upon the recommendation of the board of directors, the stockholders of the Corporation holding a majority of the voting power approved and adopted these Amended and Restated Articles of Incorporation at the Corporation’s annual meeting of stockholders held on May 28, 2015. At the annual meeting, 202,433,434 shares of common stock, representing 66.59% of the Corporation’s outstanding common stock on the record date for the annual meeting, were voted for these Amended and Restated Articles of Incorporation. As a result, these Amended and Restated Articles of Incorporation were authorized and adopted in accordance with the Nevada Revised Statutes.

These Amended and Restated Articles of Incorporation correctly set forth the text of the Corporation’s Articles of Incorporation as amended up to and by these Amended and Restated Articles of Incorporation.

ARTICLE I
NAME OF CORPORATION

The name of the Corporation is Integrated Environmental Technologies, Ltd.

ARTICLE II
REGISTERED OFFICE AND RESIDENT AGENT

The address of the Corporation’s registered office in the state of Nevada is 1645 Village Center Circle, Suite 170, Las Vegas, Nevada 89134, and the Corporation’s resident agent at such address is Vcorp Services, LLC.

ARTICLE III
DURATION

The Corporation shall have perpetual existence.

ARTICLE IV
PURPOSE

The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be incorporated and organized under Chapter 78 of the Nevada Revised Statutes, and to do all other things incidental thereto which are not forbidden by law or by these Articles of Incorporation.

ARTICLE V
POWERS

The Corporation has been formed pursuant to Chapter 78 of the Nevada Revised Statutes. The powers of the Corporation shall be those powers granted under the Nevada Revised Statues, including Sections 78.060 and 78.070 thereof. In addition, the Corporation shall have the following specific powers:

(a) to elect or appoint officers and agents of the Corporation and to fix their compensation; (b) to act as an agent for any individual, association, partnership, corporation or other legal entity; (c) to receive, acquire, hold, exercise rights arising out of the ownership or possession of, sell, or otherwise dispose of, shares or other interests in, or obligations of, individuals, associations, partnerships, corporations, governments or other legal entities; (d) to receive, acquire, hold, pledge, transfer, or otherwise dispose of shares of the Corporation in accordance with Chapter 78 of the Nevada Revised Statutes; and (e) to make gifts or contributions for the public welfare or for charitable, scientific or educational purposes.

ARTICLE VI
CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares which the Corporation is authorized to issue is 600,000,000 shares of common stock, par value $0.001 per share.

Section 2. Voting Rights of Stockholders. Each holder of the common stock shall be entitled to one vote for each share of common stock standing in his, her or its name on the books of the Corporation.

Section 3. Consideration for Shares. Shares of common stock shall be issued for such consideration as shall be fixed from time to time by the board of directors of the Corporation. In the absence of fraud, the judgment of the board of directors as to the value of any property or services received in full or partial payment for shares of common stock shall be conclusive. When shares of common stock are issued upon payment of the consideration fixed by the board of directors, such shares shall be taken to be fully paid and non-assessable stock.

Section 4. Stock Rights and Options. The Corporation shall have the power to create and issue rights, warrants or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such time and prices as the board of directors or a committee thereof may approve, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights, warrants or options. In the absence of fraud, the judgment of the board of directors or a committee thereof as to the adequacy of consideration for the issuance of such rights, warrants or options and the sufficiency thereof shall be conclusive.

ARTICLE VII
PLACE OF MEETINGS; CORPORATE BOOKS

Subject to the laws of the state of Nevada, the stockholders and the directors shall have power to hold their meetings and to maintain the books of the Corporation outside the state of Nevada, at such place or places as may from time to time be designated in the Corporation’s Bylaws or by appropriate resolution.

ARTICLE VIII
AMENDMENT OF ARTICLES

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the state of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

ARTICLE IX
LIMITED LIABILITY OF OFFICERS AND DIRECTORS

To the fullest extent permitted by applicable law, the officers and directors of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, this limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or unlawful distribution prohibited by Section 78.300 of the Nevada Revised Statutes.

ARTICLE X
TRANSACTIONS WITH STOCKHOLDERS

Section 1. Control Share Acquisition Exemption. The Corporation elects not to be governed by the control share acquisition provisions of Nevada law, namely Sections 78.378 through 78.3793 of the Nevada Revised Statutes.

Section 2. Combinations With Interested Stockholders. The Corporation elects not to be governed by the provisions of Section 78.411 through Section 78.444 of the Nevada Revised Statutes.

The undersigned authorized officer of the Corporation has executed these Amended and Restated Articles of Incorporation, certifying that the facts herein stated are true, this 28th day of May, 2015.

/s/ Thomas S. Gifford
Thomas S. Gifford,
Executive Vice President,
Chief Financial Officer and Secretary